Maximus Fiscal 2021 Third Quarter Earnings Call August 5, 2021 Page 1 of 17 Operator Greetings, and welcome to the Maximus third quarter fiscal year 2021 earnings conference call. At this time, all participants are in listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star zero on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, James Francis, senior director of investor relations. Thank you, sir, you may begin. James Francis Good morning, and thanks for joining us. With me today is Bruce Caswell, president and CEO, Rick Nadeau, CFO, and David Mutryn, senior vice president of finance. I’d like to remind everyone that a number of statements being made today will be forward-looking in nature. Please remember that such statements are only predictions. Actual events and results may differ materially as a result of risks we face, including those discussed in item 1A of our most recent forms 10-Q and 10-K. We encourage you to review the information contained in our earnings press release today and our recent filings with the SEC, including our quarterly report to be released shortly. The company does not assume any obligation to revise or update these forward-looking statements to reflect subsequent events or circumstances except as required by law. Today’s presentation also contains non-gap financial information. Management uses this information internally to analyze results and believes it may be informative to investors in gauging the quality of our financial performance, identifying trends and identifying meaningful period to period comparisons. For a reconciliation of the non-gap measures presented, please see the company’s most recent quarterly earnings press release. With that, I’ll hand the call over to Rick Rick Nadeau Thank you, James. This morning, Maximus reported better than expected results driven by overperformance of COVID response work, as Maximus works diligently to help governments respond to the worldwide health crisis. Revenue for the third quarter of Fiscal Year 2021 was $1.24 billion and diluted earnings per share were $1.51. The company’s operating margin was 11.2% for the quarter. Operating income margin is calculated after the expense for amortization of intangible assets, which increased significantly due to the two acquisitions. Excluding the amortization expense, results in an operating margin of 12.2%. COVID response work contributed an estimated $460 million of revenue in the quarter, which was approximately $185 million higher than our projection for the third quarter. The profitability of this work has been steadily improving and now delivers operating income margins above our corporate average. The CDC

Maximus Fiscal 2021 Third Quarter Earnings Call August 5, 2021 Page 2 of 17 vaccination hotline contract, and to a lesser extent the other COVID response work, are responsible for the overperformance in this third quarter. COVID response work has contributed $860 million of revenue on a year-to-date basis, and our full-year estimate is approximately $1 billion. This implies the beginning of the expected wind down of this work and a step down in the fourth quarter. It is worth noting our revenue estimate for COVID response work for the fourth quarter is relatively unchanged from our previous forecast. The estimated organic revenue growth for fiscal 2021, adjusted to include the Census contract and COVID response work, is 6.2%, assuming the midpoint of our new guidance range disclosed today. This is hampered by contraction due to the negative impact of the COVID-19 pandemic on some core programs. While it is still early, the two acquisitions we completed during the fiscal year are both performing in line with our projections. The Attain Federal revenue for the three months ending June 30, 2021, was $56 million which equates to approximately $224 million on an annualized basis. VES contributed $46 million of revenue beginning from the acquisition date of May 28, 2021, which equates to approximately $515 million of revenue on an annualized basis. Let me briefly touch on the balance sheet and cashflow items. At June 30, 2021, we had a gross debt of $1.71 billion and we had unrestricted cash and cash equivalence of $96.1 million. At June 30, 2021, our receivables were $1.13 billion, resulting from the inclusion of VES acquired receivables and a substantial increase in revenue in the quarter. The DSO of 77 days includes VES on a pro forma basis and was skewed by the high level of revenue in June as compared to April and May. DSO was 75 days at December 31, 2020, and 70 at March 31, 2021, which included Attain Federal on a pro forma basis. Cash from operations of negative $33 million and free cashflow of negative $41.6 million for the three months ended June 30, 2021, were significantly impacted in the quarter due to this additional investment and working capital. Assuming the midpoint of our new revenue guidance range and assuming 72 days DSO, we expect the cash from operations to be in the range of $425 to 455 million for the full year. The fourth quarter should be a strong quarter for cash inflow. I would like to note that collections often occur towards the end of a month and slipping by only a few days can impact our cash flow forecast. Cash flows from investing activities report significant activity, including almost $1.8 billion of cash outflows for the two acquisitions. Cash flows from financing activities show the draw of $1.7 billion on our new credit facility in May. The credit facility is flexible and at $2.1 billion in total provides us an additional $400 million for liquidity and to fund smaller acquisitions. Completion of the new facility represents a milestone for the company and adds substantial capacity to enable larger transactions such as VES. It supports our strategy to be acquisitive for purposes of driving long-term organic growth, which we believe leads to creation of shareholder value. On June 1st, we announced completion of the VES acquisition, which follows the March 1st acquisition of Attain Federal. We view these acquisitions as major milestones for Maximus, as they represent execution of our acquisitive strategy and puts the company in a favorable position to achieve our future organic growth goals. To demonstrate the positive impact of these acquisitions, today’s press release includes pro forma income statements for the twelve months ended June 30, 2021. This pro forma assumes Attain Federal and VES had been acquired on July 1, 2020, and therefore included for a full twelve months in our operating results. The

Maximus Fiscal 2021 Third Quarter Earnings Call August 5, 2021 Page 3 of 17 operating income and operating margin for the twelve-month period, excluding amortization of intangible assets, was $591.3 million and 12.7% respectively for the combined company, inclusive of Attain Federal and VES. Both acquisitions blend up our gross profit margin and are accretive to our results from operations. While the acquisitions are positive, we continue to experience a drag on earnings from the impact of the health crisis on some of our core programs. As we have noted in previous quarters, we assume that the public health emergency will persist through the remainder of fiscal 2021, as signaled by the January 22nd letter from the then-Secretary of the Department of Health and Human Services to U.S. governors. We continue to believe that it is not a matter of if, but rather a matter of when these core programs will return to a normal state of operations. As for the remainder of fiscal 2021, our expectation for the full year is for revenue to range between $4.2 and $4.25 billion, and for diluted earnings per share to range between $4.65 and $4.75. We expect cash from operations to range from $425 and $455 million, and free cashflow between $375 and $405 million for the fiscal year 2021. As I noted, we are seeing evidence of the COVID response work tapering off and that is reflected in our guidance for fiscal year 2021. The midpoint of guidance implies an operating income margin of 9.8%. Operating income is after amortization of purchased intangibles. While finalization of the evaluation of the acquired intangible assets is still pending, our best estimate for fiscal 2021 amortization expense is $44 million and reflects the increase due to the two acquisitions. The operating income margin, excluding the amortization of purchased intangible assets implied by the guidance for the full fiscal year ending September 30, 2021, is 10.9%. The fourth quarter results for fiscal 2021 will be negatively impacted by startup contracts outside the U.S., which are expected to have operating losses in the range of $13 to $15 million within the fourth quarter. Our effective income tax rate for the full year ended September 30, 2021, is expected to be between 25 and 25.5%. We expect interest expense to be approximately $14 million for fiscal 2021 and approximately $10 million in the fourth quarter. This interest expense reflects the successful financing that we completed on May 28, 2021. Due to the significance of the increase in the amortization, we have supplemented our reported results and fiscal 2021 guidance which are in accordance with U.S. gap, which figures adjusted to exclude the amortization of purchased intangibles in the accompanying presentation to this call. We included a table showing diluted earnings per share, excluding the amortization of intangible assets for fiscal 2019, fiscal 2020, and the fiscal 2021 forecast, assuming the midpoint of guidance. The fiscal 21 diluted earnings per share guidance would be $0.53 higher, excluding the projected amortization of intangible assets. As the COVID response work begins its wind down, and now that the Census contract is complete, it is worth reflecting on this shorter duration work. Both scopes of work created significant learning opportunities for us, as well as our gaining significant new customer relationships. Including this year’s projection, inception to date Census and COVID response work combined revenues are estimated to be approximately $2 billion. The cash realized from the census contract and the COVID response work was significant to our ability to acquire both

Maximus Fiscal 2021 Third Quarter Earnings Call August 5, 2021 Page 4 of 17 Attain Federal and VES, and still maintain a total debt to adjusted EBITDA ratio below 3 to 1. We believe that Maximus is a stronger company as a result of performing the Census contract and the COVID response work. As we announced in January, I am planning to retire on November 30th and David Mutryn will assume the CFO role on December 1st. I will now turn it over to David to discuss the segment results and make a few comments on fiscal 2022. David Mutryn Thanks, Rick. Third quarter fiscal 2021 revenue in the U.S. services segment increased to $436.3 million, driven by an estimated $164 million of COVID response work. The segment operating income margin was 14.3%, reflecting the negative impact on some core programs, including those impacted by the pause of Medicaid redeterminations as well as pushout of non-COVID planned new work. These factors also impact our fiscal 2021 full-year expectations for the U.S. services segment operating income margin, which is expected to range between 16% and 17%. Revenue for the third quarter of fiscal 2021 for the U.S. federal services segment increased to $617.6 million from $450.1 million in the prior year period, due to particularly strong COVID response work and contributions from the two acquisitions, offset by the lower revenue from the Census contract. COVID response work contributed an estimated $280 million of revenue to the segment. Results in the quarter included a full period of Attain Federal and operations for VES from the acquisition date of May 28th. The operating income margin for U.S. federal was 13.9%. The quarter benefited from higher-than-expected volumes on the COVID response work. Our full-year fiscal 2021 guidance for the U.S. federal services segment is between a 10% and 11% segment operating income margin. For the fourth quarter of fiscal 2021, we expect a margin between 11 and 12% of the segment. Turning to the outside of U.S. segment, revenue for the third quarter of fiscal 2021 was $189.6 million. Operating income was $8.3 million, resulting in a margin of 4.4%. The better-than-expected results for the outside U.S. segment were largely due to good performance in Australia. On our May 6th call, we noted contracts with startup losses to be incurred in the third and fourth quarters in the outside U.S. segment, as the revenue ramps into the next fiscal year. The U.K. restart contract is responsible for the largest share of the incremental startup loss. These startup losses are more heavily weighted to the fourth quarter of fiscal 2021. As a reminder, the profitability of each of these outside U.S. startup contracts is expected to exceed 10% operating income margins and we expect significant improvement to the financial contribution from these contracts in the second half of fiscal 2022. With the startup losses, the fiscal 2021 full-year margin for outside the U.S. is expected to be in the low single digits, with the fourth quarter swinging to a loss as activity picks up on the U.K. Restart Programme. Turning to capital allocation, the ratio of debt net of allowed cash to pro forma EBITDA for the twelve months ended June 30th, 2021, calculated in accordance with our credit agreement is 2.4 to 1. Our expectation for the remainder of fiscal year 2021 and into fiscal year 2022 is to use our free cashflow to continue to pay our regular quarterly dividend and to pay down our debt. Our stated aim is to use most of our free cash flow over

Maximus Fiscal 2021 Third Quarter Earnings Call August 5, 2021 Page 5 of 17 the next few quarters to push this ratio closer to 2 to 1. During this period, we will continue to search for and execute tuck-in transactions that are accretive, deliver good value, and have a strong potential to drive future organic growth. Longer term, we will continue to prioritize strategic acquisitions as our preferred use of capital. We are often asked to comment on our dividend policy. Our plan is to continue to pay a regular quarterly dividend that is fixed, regardless of short-term earnings fluctuations but increases over time as our earnings increase. We target a dividend yield between 1% and 2% of our stock price. Based on our stock price over the last several months, the current annual dividend of $1.12 per year has ranged between a 1.2 and 1.4% yield. This cash yield is consistent with the peer groups we study. Turning to fiscal 2022, I’d like to share some early thoughts that are shaping our thinking for next year. We remain in a period with higher than usual uncertainty due to the pandemic and several unknowns persist that we have already mentioned. On the plus side, we feel less uncertainty going into fiscal 2022 as compared to this time last year, which gives visibility to the following: Number one, we expect the acquired businesses of Attain Federal and VES to deliver approximately $750 million of revenue in fiscal 2022. This compares to $320 to 330 million forecasted for the two acquisitions in fiscal 2021. Number two, we currently expect the revenue in fiscal 2022 in COVID response work to be in the range of $150 to 200 million. This is an expected reduction of profitable work, which as Rick noted is now earning above our corporate average operating income margin. Number three, our expectation is that revenue from the startup contracts outside the U.S. will be at least $150 million higher in fiscal 2022 as compared to fiscal 2021. Number four, we expect amortization expense to be between $80 and $85 million. Number five, we expect interest expense to be between $30 and $33 million, and the effective income tax rate, assuming no change in U.S. federal rates, should be between 25 and 26%. Number six, finally, we anticipate that earnings are backloaded in fiscal 2022, with the first quarter expected to be the low point followed be sequential improvement. There are two reasons for this. First, we are seeing signs that some core programs which have been negatively impacted by the pandemic should see performance improvements between the first and second quarters. We expect the associated costs to be ramping up in the first quarter and the revenue to follow, which is typical with our contracts. Second, we expect the first quarter to be negatively impacted by the startup contracts outside the U.S. We currently expect these startup contracts to achieve break even in the first half of the year and to make strong contributions in the back half of the year, setting the outside the U.S. segment up for improved margins exiting the year.

Maximus Fiscal 2021 Third Quarter Earnings Call August 5, 2021 Page 6 of 17 Consistent with our past practice, we will provide guidance for fiscal year 2022 in November, including additional color around the quarterly profile. And with that, I will turn the call over to Bruce. Bruce Caswell Thank you, David, and good morning, everyone. As the Attain Federal and VES acquisitions settle into our business, we are in a solid position to execute on our long-term organic growth goals across all three segments. Our position is bolstered by the benefits and new capabilities of the two recent acquisitions and our teams unprecedented efforts throughout this past year which have deepened our relationships with key clients and brought new clients. With two months left to go in fiscal year 2021, it’s natural for us to be looking towards next year, when we expect to see not only macro trends bringing improvement to our core programs but also momentum through new programs such as the U.K. Restart, and additional clinical and digital IT services work afforded by Attain Federal and VES. Prior to VES, 15% of our work was clinical in nature, whereas it now accounts for approximately 25% of our portfolio. Further, the additional capabilities from Attain Federal meaningfully expand our technology consulting and growing systems integration skills, increasing our ability to address the most pressing IT needs of our federal clients while providing internal opportunities to improve the quality and efficiency of our business process services operations. I’m pleased that we’re already seeing the anticipated benefits of these acquisitions to the combined companies and to our clients. We are increasing the capacity of VES to deliver on the excess inventory reduction goals of the VA, while working to identify opportunities for greater process efficiencies through new digital solutions. As an example, we have already enhanced the VES contact center to increase capacity and improve veteran outreach and exam scheduling. Our Attain Federal colleagues are delivering on complex program challenges for critical clients while gaining the ability to bid on larger opportunities through newly available contract vehicles. As Maximus moves forward, program administration work, particularly the delivery of citizen services in an independent and conflict-free manner will continue to underpin our business. Over time, we anticipate technology playing a larger role in this area and the work continuing to evolve to include more clinical assessments and related services. Our maturing portfolio of digital solutions and increasing systems integration capabilities will enable us to make greater use of the data underlying our operations, provide improved decision support tools to our employees and enable a more seamless and high-quality customer experience. Looking at our segment profile in the wake of the recent acquisitions, U.S. federal services now delivers approximately half of our revenue. Through the team’s ongoing efforts, as well as the recent acquisitions, the platform capabilities are in place to further our long-term organic growth goals and advance our corporate strategy across all three segments. Our digital strategy started several years ago, with what has now become table stakes, including mobile applications, streamlining program application and enrollment, RPA automating

Maximus Fiscal 2021 Third Quarter Earnings Call August 5, 2021 Page 7 of 17 processes, and chat and text functions providing additional channels for citizen engagement. Maximus must scrutinize these capabilities and create a solid foundation upon which the next generation of solutions can be built. I am proud of our organization’s accomplishments in driving cost out of routine transactions and improving the quality and timeliness of our citizen services. However, we must constantly advance our skills and solutions to meet and exceed client expectations. Our previous technology investments, such as application in telephony cloud migration have created an infrastructure that enables a secure, hybrid work environment and delivers significant value to our clients, as demonstrated during the pandemic. Our platform provides Maximus and our clients more readily available access to valuable data and vast amounts of compute capacity. Through our current and planned investments in data governance, our rapid innovation and delivery methodology, and continued growth of digital competencies across the organization, we are well-positioned to deliver new solutions underpinned by AI and machine learning and leveraging other cognitive computing capabilities as part of the next phase of our digital strategy. Through this client-focused approach, we intend to provide even better decision support tools for our employees and lower costs, while accomplishing more complex transactions for citizens at scale. Serving as a platform upon which we will grow our federal IT services, Maximus Attain brings needed skills and experience, and enables us to systematize how we conduct digital projects. With the addition of Attain, we are driving a cultural shift toward thinking in a digital-first fashion moving forward. To give you more color on the increasing role of AI in our business, let me provide two examples that illustrate use cases focused on creating a better citizen experience and improving the digital support tools available to our clients and employees. Our speech analytics capabilities implemented within our California vaccine information line project, enable us to understand customer sentiment and improve call resolution, determine certain reasons for long silences that impact handle time and quality, and increase call deflection by assessing why individuals are calling, especially during a surge. Furthermore, our topic mining solution empowers our state clients to effectively disseminate critical public health information, a particularly important capability during the pandemic. At U.S. Citizenship and Immigration Services, or USCIS, the Maximus Attain team looked at how we could improve efficiency, implementing AI to automate routine tasks, enabling agency employees to focus on other critical work. This human-plus strategy augments individuals by driving automation, increasing efficiency, and supporting a better decision-making process. I’m also pleased to share the recent award of two modernization contracts from the Internal Revenue Service worth a combined $151 million, awarded on the GSA Alliant 2 contract vehicle. Our team’s efforts to support the agency’s modernization program have been expanded through the development infrastructure security and modernization or DISM contract with the technology integration office of the IRS. This office is responsible for all new technologies brought into the IRS. We have a longstanding relationship with the IRS which initially began in 1991 and are uniquely positioned to support the agency as they focus on modernization projects and build solutions to meet their mission critical needs. Our people have the knowledge and skills critical to the IRS

Maximus Fiscal 2021 Third Quarter Earnings Call August 5, 2021 Page 8 of 17 mission and have been proud to support their government counterpart’s achievements, particularly during the pandemic. Our clinical strategy concentrates on execution of the capabilities platforms that are now in place. As I mentioned, our immediate focus remains in support of VES, the VA, and the veterans we serve to increase capacity and address the excess examination inventory. As a result, we are still targeting the end of the calendar year and into early 2022 for integration to ensure no disruption in service. Meanwhile, we’re working closely with our team to identify and deliver streamlined processes and digital solutions which likely will draw in part on software development capabilities gained through Attain, an added benefit of these recent combinations. Outside the U.S., as Rick noted, our margin profile for Restart U.K. will improve over the next several quarters, with OUS startups collectively anticipated to achieve 10% or higher operating income margin over the life of the contracts and provide us at least $150 million of additional revenue in FY ’22. I’m also pleased to share that the Maximus UK team has received an extension on the Health Assessment Advisory Service contract through August 2023. In March of 2020, the Department of Work and Pensions halted all face-to-face assessments, resulting in reduced activity levels and financial performance. Since that time, the team has worked with the department to adapt, develop, and implement alternative services, including both telephone and video assessments. This approach has enabled us to provide support for thousands of customers, and we anticipate we will remain an element of program delivery going forward. Turning to new awards and pipeline as of June 30th, for the third quarter of fiscal year 2021, year to date signed awards were $3.2 billion of total contract value at June 30th. This includes the U.K. Restart award that we announced on April 26th and the CDC vaccination hotline award for which we have assumed a total $300 million contract value. Further at June 30th, there were another $1.38 billion of contracts that have been awarded but not yet signed. Let’s turn our attention to our pipeline of addressable sales opportunities. Our total contract pipeline at June 30th was $33.6 billion, compared to $35.6 billion reported in the second quarter of fiscal 2021. The June 30th pipeline is comprised of approximately $4.2 billion in proposals pending, $6.8 billion in proposals in preparation and $22.6 billion in opportunities tracking. Of the total pipeline, 63.6% represents new work opportunities. Approximately $1 billion of the pipeline reduction is due to the U.K. Restart Programme award, with the remainder largely a result of government delays or cancellation of work that pushes opportunities past the two-year horizon for pipeline reporting. We have observed that some of this delay is a residual effect of COVID-19 altering procurement priorities. As Rick noted, we primarily beat our revenue expectations as a result of higher than anticipated volumes on COVID-19 response work in the U.S. federal segment. Illustrating the capabilities we demonstrated during the pandemic, we quickly ramped up approximately 13,000 agents on one contract alone, which required initially hiring nearly 20,000 prospective staff. We saw our largest starting class ever on one day, comprising more than 12,500 remote agents as part of this effort. The cloud-based telephony infrastructure built and stress

Maximus Fiscal 2021 Third Quarter Earnings Call August 5, 2021 Page 9 of 17 tested for this same contract was among the largest ever constructed for government, capable of handling up to half a million calls per hour or 160 calls per second. Responding to the changing needs of our client, our team was able to rapidly scale down the operation as directed. The highly variable cost structure of our model coupled with an expansive labor supply chain enhanced through the Census contract and cloud-based technology gives us the opportunity to capitalize on sizable opportunities of a short-term nature without stranding capital assets when the programs wind down. As our results have demonstrated, this both underscores our value to governments in times of need and provides returns that can be invested towards longer-term growth objectives. The execution of our strategy is maturing, as Attain Federal and VES become more fully integrated into our business, and we work to leverage the platforms and capabilities they bring. This will complement the foundation we have built across clinical services and digital technologies previously, and our existing organic growth efforts. As Rick and I have cautioned this year, the COVID-19 work is tapering off quickly while with some exceptions like Australia, our core programs have not yet returned to their pre-pandemic activity levels. However, we expect these activities to ultimately return. We believe it’s a matter of timing and not a shift in long-term market characteristics. Indeed, the fundamental macro trends and long-term needs of governments worldwide that have supported our business for decades remain firmly in place. With the acquisitions we have completed, the agility we have demonstrated during COVID and the desirable financial attributes of our business model, we find ourselves well positioned to respond to these trends and meet the growing needs of our government clients. Finally, on behalf of the Maximus leadership team, Rick, David, and I would like to thank the tens of thousands of Maximus employees and contracted staff worldwide who have risen to the remarkable challenges during this period, who have recently joined through the acquisitions, and have collectively delivered the strong results that we’re able to report this morning. And with that, we will open the line for Q&A. Operator? Operator Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press star 1 on your telephone keypad. A confirmation tone will indicate your line is in the questioning queue. You may press star 2 if you’d like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment please while we poll for questions. Thank you. Our first question comes from the line of Charlie Strauzer with CJS Securities. Please proceed with your questions.

Maximus Fiscal 2021 Third Quarter Earnings Call August 5, 2021 Page 10 of 17 Brendan Popson Good morning, this is Brendan on for Charlie. Just wanted to ask first of all, you gave some thoughts on FY 2022 and I want to ask about organic growth for ’22, what base we’re working off of and then I guess the various levers to how you get to where you think growth will be. Bruce Caswell Great. Hey Brendan, it’s Bruce Caswell. David Mutryn is going to take that question. David Mutryn Yes, thanks, Brendan. Yes, we laid out plenty of pieces in the script, so let me look at one other way that we think about it. As you look at the chart in the presentation, you can see we’ve calculated an organic revenue base for FY ’21 of $2.819 billion. So, that would exclude the COVID response work, Census and the acquisitions. If you add $750 million for the acquisitions and $175 million for the midpoint of expected COVID work, that would total $3.744 billion. We took a look at the FY ’22 consensus, which is sitting at about $4.1 billion, which would imply we need approximately $360 million to fill in, which would require about 12% growth over that adjusted organic base. Since we expect to see at least $150 million of growth from outside the U.S. and we expect core program volumes to improve, all in all we think that’s a reasonable expectation. James Francies Thanks, Brendan. Next question, please. Operator Our next question comes from the line of Donald Hooker with KeyBanc Capital Markets. Please proceed with your question. Donald Hooker Great. I wanted to talk a little bit more and hear your perspective around the outside of the U.S. segment, kind of sensitivities around case volumes. I know there’s a lot of assumptions one would need to make there in terms of thinking about those contracts ramping and how much volume. Can you just maybe discuss that a little bit? Thanks. Bruce Caswell Yes, Don, it’s Bruce Caswell. I’d be happy to start, then ask that Rick or David could add further color. Probably the one that I would focus on in terms of OUS is the U.K. Restart contract because that’s the largest of the new startups. As we look at it, it’s a little deceptive in the sense that the unemployment rate in the U.K. is around 5% presently. You might say, well, they’re just getting the program going. Will there be adequate volumes in that program? So, to give you a little more color, there’s a furlough scheme that the U.K. government has implemented during the pandemic that basically keeps people employed. The furlough

Maximus Fiscal 2021 Third Quarter Earnings Call August 5, 2021 Page 11 of 17 payments enable employers to pass those payments along to their employees, as you’d imagine. So, they really don’t count as looking for work. That furlough scheme comes to an end on September 30th, and as all those folks start losing their furlough money, the unemployment rate will go up because they’re no longer considered, obviously, as they have been. And there will be an increase of jobseekers into the market. A couple other points. It’s a mandatory program, so that anybody who’s been claiming the benefits or is claiming benefits from government has to go through this program in order to avoid putting their benefits at risk. And we receive referrals exclusively from the U.K. Job Centre Plus offices. The analysis we have seen that the government did that underpins the procurement itself suggests that the eligible individuals that will be coming through those offices actually exceed the planned entrants under the program and the contract as it’s designed. They had an independent consultant do that work. We also, as you can imagine, did a lot of analysis before fitting the contract packages that we did and successfully won. Our analysis also suggested, and we looked at local labor market conditions, and job types by employer, and so on and so forth, and very highly localized economic analyses for our contract package areas. That supports also the assertion that there are adequate volumes coming into the program to meet the financial objectives. The last point that I would make is that this is a different contract than earlier contracts in the U.K. The DWP was very focused on value for money and ensuring that the participant vendors in the program or companies like Maximus could have returns that exceed their cost of operations. The structure is similar in the sense that there are fixed and variable costs in the cost recovery scheme, and it’s a performance-based outcomes program. But there’s definitely improved protection to margin erosion that we would have seen perhaps on earlier U.K. employment services contracts. So, if we take that all together, we feel confident in, if you will, the profile of how the OUS major startup programs including Restart in particular, since it’s the largest, will perform as we turn the corner into the next fiscal year. With that, Rick is going to add a little bit more. Rick Nadeau Yes, just to reinforce that you’re correct, that is an outcomes-based contract and the U.K. is the biggest piece of it. I also wanted to make sure that you remember that we did those contracts to provide more than a 10% operating income margin over the life of the contract, so they will be more backloaded on the contract life but they will also create a backloading in FY ’22. The back half of the year will definitely be improved by the maturity of those programs outside the U.S. Thanks, Don. Do you have a follow-up? Donald Hooker Yes, can I ask one more, if you don’t mind? One of the things I’m trying to understand is the Biden Administration’s been pretty aggressively encouraging people to go on these exchanges. I would think that’s

Maximus Fiscal 2021 Third Quarter Earnings Call August 5, 2021 Page 12 of 17 positive for you and I think I would see that in your numbers but maybe it’s not? Can you kind of walk through how you guys work with these exchanges? Obviously, it’s federal and state. Bruce Caswell Sure, Don, happy to do that. So, we have two roles, as you well know. We support the federal marketplace through the CCO contract that you’re familiar with, and that’s roughly now 37 or 36 states that remain on the federal marketplace, because there have been some states that have been moving to state-based exchanges. That’s also been positive for us as well, as we’ve picked up work in New Jersey and most recently in Maine, working with those states to implement their exchanges. There are others in the pipeline. It’s well known that Virginia is considering and will be moving to a state-based exchange as well. We have our legacy state-based exchange contracts in large states including New York and others, right, that you’re familiar with. So, a couple things. First of all, I think there was a reasonable uptick in exchange enrollments corresponding to the extended special enrollment period which I believe was January 15th through May 15th of this year. Some numbers would suggest there were about 2 million additional Americans that enrolled during that period. Those volumes would be baked into our numbers. They’re spread out significantly, but we were able to accommodate that within the staffing profile, particularly on our large federal contract. I think what starts to get more interesting are two things. The Biden Administration has come out with a proposed rule that still has to go through the regulatory process that would further encourage and create an environment where more individuals can get into exchange benefit plans over time. The reason they’re focused on this is, as redeterminations come back in for Medicaid, there’s a concern that you could have as many as 10 million Americans--because Medicaid enrollments themselves were up close to 10 million during the pandemic period. So, you could have a lot of people that now that they’re getting back into jobs, depending on their income levels, may no longer qualify for Medicaid but need some type of health benefit coverage. I think it was on July 22nd that CMS Administrator Chiquita Brooks-Lasure spoke at Georgetown University and talked about how CMS is extremely focused on ensuring that people don’t have a benefit clip. When redeterminations begin again, they need to get into the exchanges. So, there’s a pending rule making that would create a special enrollment period each month, particularly for individuals with low income and also, the Biden Administration’s probably worked through executive orders and through proposed rulemaking is finding ways to, for example, decrease the amount of out-of-pocket costs for individuals buying coverage on the exchanges and so forth. So, I think that we have yet to see, honestly, the effect on the exchanges of those dynamics and that is something we’d likely see more in the first and second quarter of next year as the redeterminations begin again and as we start to exit the public health emergency, and individuals need to replace their current coverage with new coverage, in many cases advanced premium tax credit or subsidized exchange coverage. So, I hope that helps in terms of the dynamics, Don.

Maximus Fiscal 2021 Third Quarter Earnings Call August 5, 2021 Page 13 of 17 James Francis Thanks, Don. Next question, please. Operator Thank you. As a reminder, if you would like to ask a question, press star 1 on your telephone keypad. Our next question comes from the line of Richard Close with Canaccord Genuity. Please proceed with your question. Richard Close Great, thanks for all the details in the presentation and the call, especially on organic growth, really appreciate that. Bruce, I was wondering if we could just talk about the pipeline a little bit. Obviously, you’ve done these acquisitions here over the last several months. How did those factor into the pipeline? How should we be thinking about that, whether they’ve been included in the pipeline whereas maybe last time you reported, they were not. Bruce Caswell I’m happy to address that. Thanks, Richard, good question. A couple points, then I’ll ask Rick or David if they have anything further to add. The pipeline does reflect, if you will, the bringing together of the Attain Federal pipeline and our existing Maximus pipeline, and obviously any new opportunities that have been created as a consequence of that transaction. Maybe a small point, but in my prepared remarks, we talked about the new award at the IRS and that was made under the Alliant 2 vehicle. We’ve talked for some time about how important that vehicle is to us and our future, and how it was a vehicle that was very desirable for Attain. So, the pipeline would reflect new opportunities, for example, that Attain Federal would now have access to through Alliant 2 or other vehicles that we had. So, that is baked into the numbers that you’re seeing. VES, on the other hand, it’s important to note never really did any business development outside the Veterans Administration and for good reason. The work that they have doing these medical disability examinations has been quite significant and there is an excess inventory the existing vendors need to address. That excess inventory has only, really quite frankly, been building as Congress has been looking at and authorizing additional benefit categories. So, there are things like the Blue Water benefits related to Agent Orange, the burn benefits and other benefits that will continue to support significant inventory work to be done just for the VA over time. Now, that said, when we look hard at other players in that business, it’s evident to us that there’s significant other work in federal government agencies, in particular in places like the Defense Health Administration or the Armed Services that aligns extremely well with the capabilities we now have as part of the Attain acquisition. So, there are pipeline opportunities out there, but don’t forget our pipeline right now only captures opportunities that are two years out or closer. So, we’re absolutely focused in the near term on supporting our VA customer. I think we’ve said before that if we anticipate pipeline yields from the VES acquisition, it’s more of a 24 or 25

Maximus Fiscal 2021 Third Quarter Earnings Call August 5, 2021 Page 14 of 17 event because it’ll take some time to develop those opportunities and maybe further than two years out at this time, so not yet reflected in the pipeline. But they’re meaningful, from my perspective, having looked at them and looked at those programs, and assessed our competitiveness. They’re certainly meaningful in nature. David is going to add something. David Mutryn Yes, Richard, just to clarify one thing. The Attain pipeline was also included in our 3/31 pipeline number, since we had acquired them on March 1st. James Francis Richard, do you have a follow-up? Richard Close Yes, I was going to follow up, and this is a question from left field. But we cover Cerner. They’re obviously doing the EHR modernization for the VA and there’s been a lot of questions with respect to that process going forward, and delays. I’m just curious with your VA business, is there any collateral damage with that program in terms of just mindshare at VA where maybe they are so focused on that, that other contracts and stuff like that maybe get pushed to the side? Any thoughts in and around that? I know it’s an oddball question. Bruce Caswell No, it’s an interesting question and I think I’d have two responses. First is that we’re talking about two different parts of the VA for the programs we administer versus the Cerner one. If I’m not mistaken, the Cerner implementation is really focused on the Veterans Health Administration or VHA, and our customer for the medical disability examinations is the Veterans Benefit Administration or VBA. So, kind of separate procurement organizations, certainly separate program offices. Where there might be a long-term downstream impact, I guess, would be if veterans are authorized for certain benefits and those benefits also correspond with further healthcare in the VA system to the degree that the Cerner implementation somewhat slows down delivery of healthcare. There could be an effect on all veterans, right? But getting them in the front door and getting them determined eligible for benefits is a completely independent operation and function from the function of the hospitals themselves and the implementation of the Cerner platform. The second half of the question or maybe the last 25% would be, we are excited about the new capabilities that Attain brings us. Historically, Attain has done a little bit of work in the VA but not a lot. We think there are opportunities related to technology over the longer term in the VA, where now being a more known entity and quantity to the VA, we could be eligible to bid. I would hope that over time, we develop a pipeline of technology-related opportunities in Attain’s wheelhouse with that customer as well.

Maximus Fiscal 2021 Third Quarter Earnings Call August 5, 2021 Page 15 of 17 Richard Close Thank you. James Francis Thanks, Richard. Operator, next question, please. Operator Our next question is a follow-up from Brendan Popson with CJS Securities. Please proceed with your question. Brendan Popson Thank you for taking my follow-up. I just want to ask on VES, your annualized numbers are coming in toward the high end from what you’d originally given us. Is there some wins in there or is there some seasonality or temporary benefit? Can you address that, or if it’s just doing well? Then if you could address the thoughts you gave for FY ’22 for VES and Attain. I think the back of the envelope said that’s maybe 4 or 5% organic growth for those but if you could talk to those things, that would be great. David Mutryn It’s David, thanks Brendan. As we said in the script, both businesses are doing well. I think part of what we’re seeing is just better visibility on our part, having both acquisitions here. They do continue to perform well. VES’ work is volume-based, like many of our contracts that we’re used to, so volumes are running pretty well, and I think that’s what caused us to kind of move to the higher range of what we provided before. James Francis Did that answer your question, Brendan? Brendan Popson Yes, then is the mid-single-digit growth the right way to think about it for ’22, based on what you gave in the long term? Is that your goal with both of those? David Mutryn Yes, I think that’s fair. Brendan Popson Ok. Great. Thank you. James Francis Thanks, Brendan. Operator, back to you.

Maximus Fiscal 2021 Third Quarter Earnings Call August 5, 2021 Page 16 of 17 Operator Our next question comes from the line of Donald Hooker with KeyBanc Capital Markets. Please proceed with your question. Donald Hooker Great, sorry to keep bugging you, but one follow-up from me. I’m trying to look at your sales pipeline and discern whether you’re seeing growth there. I know you guys have put new sales leadership in federal services and I know there’s a lot of ups and downs in the broader macro backdrop. Can you talk about how much Attain added to the sales pipeline, following up on Richard’s question? I’m just trying to get a sense of if that’s trending higher. Can you elaborate on that if possible? Bruce Caswell Sure. So, maybe what I should do is begin by giving you a little bit of backdrop on the comment we made about some delays in the pipeline still related to the pandemic and let you kind of break that up by segment, then we can get into the details. We’ve probably seen the most pronounced delay or pressure in the U.S. services segment as it relates to—I can think, for example, there are several amendments related to our work for certain customers that we would have previously thought would fall into FY ’21 which are more on the bubble. It could be Q4 events or FY ’22 events. Those do, I think, reflect the fact that state-level customers have less robust at times procurement shops and contracting capacity, and when they’re focused on pandemic-related responses, things that may be more routine in nature or new programs, it’s okay that they shift a little bit, can be delayed. I would say the U.S. services pipeline, if anything, has been affected by that. Outside the U.S., I would say that employment services in particular, we’ve seen very solid procurement cadences as evidenced by the new wins we’ve had and so forth. That then brings us to federal. Federal has probably been the strongest from a pipeline standpoint in terms of new opportunities. We were thrilled, a good example would be the IRS. The IRS has been in the engine room of responding to the pandemic, with major call centers stood up to handle inquiries from taxpayers and so forth, but still at the same time moving ahead with procurements related to modernization and some wins that we spoke about in my prepared remarks. So, I’d say that’s fairly consistent with other agencies. I can think of a couple departments where they’re still kind of sorting out what their strategy is going to be in the new administration compared to the prior, so there have been some delays there. There may have been some modernization programs keyed up in the prior administration that the current administration is rethinking, and that’s caused a bit of a reshuffling or cancellation of prior procurements and consideration of new procurement approaches. So, I won’t say that everything in federal has kind of gotten back to what we’d consider a normal cadence of opportunities but federal has been strong. The pipeline has been strong. As we’ve talked about, we have new sales leadership in the federal team. I think it’s worth noting that new sales leader has a history, actually, as a

Maximus Fiscal 2021 Third Quarter Earnings Call August 5, 2021 Page 17 of 17 chief information officer in the federal government very connected to the customers and was one of the very senior leaders that came over as part of the Attain Federal acquisition. If anything, that should send a signal in terms of where we feel quite optimistic about the growth trajectory of the business going forward. So, as a result, while we haven’t broken out the Attain Federal contribution to the pipeline specifically, I think the point is, we feel that we’re at a period of pivot and we have some momentum moving into this new area of digital IT services, consulting and application development, really the beginning of systems integration competencies. We’re trying to energize that with the sales leadership and sales team in the organization. So, I think the contributions from Attain to the pipeline over time will only be growing. If you were to look at that, I’ll just conclude by saying against publicly available data from Bloomberg and other sources, we’ve said many times that we want to be in the fast-moving current of an otherwise gradually moving river. That area of IT services, consulting and application modernization is the fastest-growing segment of the federal marketplace. That’s how we’re poised to address it. James Francis Did that help, Don? Donald Hooker Yes, thank you. James Francis Great. Operator, back to you. Operator Thank you, ladies and gentlemen. We have reached the end of the question-and-answer session and with that, the conclusion of today’s call. You may disconnect your lines at this time. Thank you for your participation and have a wonderful day.